EXHIBIT 10.16

Compensation Arrangements for the Named Executive Officers

Set forth below is a summary of the compensation paid, or that may be paid by Elizabeth Arden, Inc. (the “Company”) to its named executive officers (defined in Regulation S-K Item 402(a)(3) (the “Named Executives”)) in their positions as of June 30, 2006. All of the Company’s executive officers are at-will employees whose compensation and employment status may be changed at any time in the discretion of the Company’s Board of Directors (the “Board”), subject only to the terms of the Severance and Change-in-Control Arrangements described below.

Base Salary

Effective April 1, 2006, the Named Executives are scheduled to receive the following annual base salaries in their current positions:

Named Executive	Position	Salary($)
E. Scott Beattie	Chairman of the Board and Chief Executive Officer	728,000
Paul West	President and Chief Operating Officer(1)	494,500
Stephen J. Smith	Executive Vice President and Chief Financial Officer	360,000
Ronald Rolleston	Executive Vice President, Global Fragrance Marketing	330,000
Jacobus A.J. Steffens	Executive Vice President, General Manager - International	410,000

(1)	Effective on August 16, 2006, Mr. West was elected to the Board as Vice Chairman and is no longer the President and Chief Operating Officer of the Company. Mr. West, as an employee of the Company, will not be entitled to receive compensation as a director but will be paid a salary commensurate with his responsibilities to the Company, will receive stock incentive grants consistent with non-employee Directors and will be entitled to a bonus, as determined by the Company’s Chief Executive Officer in consultation with the Compensation Committee.

Annual Management Bonus Program and Long-Term Incentive Plans

Cash Bonuses

The Named Executives are eligible to participate in two cash bonus plans: (i) the Company’s 2005 Performance Bonus Plan (the “Performance Plan”), and (ii) the 2005 Management Bonus Plan (the “Management Plan”), on the basis of performance goals established for them under the applicable plan and in accordance with the arrangements established by the Compensation Committee for the payment of cash bonuses (“Bonus”). The Management Plan was approved by the shareholders of the Company at the annual shareholders meeting on November 16, 2005.

Cash bonus awards under the Performance Plan are based on achievement of various key performance indicators or business criteria or completion of certain projects that benefit the Company and apply to the individual participant or the participant’s business unit (the “Individual Criteria”) and may be a single goal or a range with a minimum goal up to a maximum goal, with corresponding increases in the bonus up the maximum award set by the

Compensation Committee of the Board (the “Compensation Committee”). For the fiscal year ended June 30, 2007, the Compensation Committee determined that cash bonuses only will be paid to the Named Executives under the Management Plan.

During the fiscal year ending June 30, 2007, the Named Executives listed in the following table are eligible to earn cash bonus payments (the “Bonus”) under the Management Plan upon the Company’s achievement of performance goals described in the notes to the following table:

Named Executive	Position	Percentage of Base Salary Payable if all Quarterly Targets are Achieved(1)	Percentage of Base Salary Payable if Goal Level Annual Target is Achieved(2)	Additional Percentage of Base Salary Payable if Superior Level Annual Target is Achieved(3)
E. Scott Beattie	Chairman of the Board and Chief Executive Officer	51%	34%	42.5%
Paul West	President and Chief Operating Officer	—	—	—
Stephen J. Smith	Executive Vice President and Chief Financial Officer	30%	20%	25%
Ronald Rolleston	Executive Vice President, Global Fragrance Marketing	30%	20%	25%
Jacobus A.J. Steffens	Executive Vice President, General Manager - International	30%	20%	25%

(1)	For the fiscal year ended June 30, 2007, the Named Executives, other than Mr. West, will be able to earn 15% of their par bonus potential (which is 85% of base salary for Mr. Beattie and 50% of base salary for all other Named Executives other than Mr. West) each fiscal quarter (for a total of 60% of their par bonus potential) if the Company achieves the applicable quarterly earnings (loss) per diluted share (“EPS”) targets.
(2)	The Goal Level Annual Target Bonus under the Management Plan is payable if the Company achieves its annual EPS target for the fiscal year ended June 30, 2007.
(3)	In addition to the Goal Level Annual Target Bonus, the Superior Level Annual Target Bonus under the Management Plan is payable if the Company achieves the superior EPS target for the fiscal year ended June 30, 2007.

Long Term Incentive Plans

The Named Executives participate in the Company’s long-term incentive program (the “LTI Program”), which currently involves the award of stock options, performance-based restricted stock, service-based restricted stock and market-based restricted stock as determined by the Compensation Committee pursuant to the Company’s 2004 Stock Incentive Plan (filed as

Annex E as part of the Company’s Proxy Statement dated May 14, 2004). Under the LTI Program, target annual long-term incentives (“LTI”), as a percent of salary, for the following Named Executives for fiscal 2005 are as set forth in the following table:

Named Executive	Position	Target LTI %
E. Scott Beattie	Chairman of the Board and Chief Executive Officer	225%
Paul West	President and Chief Operating Officer	—
Stephen J. Smith	Executive Vice President and Chief Financial Officer	100%
Ronald Rolleston	Executive Vice President, Global Marketing	100%
Jacobus A.J. Steffens	Executive Vice President, General Manager - International	100%

While the allocation of the LTI components fluctuate from time-to-time, LTI is planned to be allocated to the Named Executives one-third to stock options, one-sixth to performance-based restricted stock, one sixth to service-based restricted stock and one-third to market-based restricted stock based on a value of the equity awards as determined by the Compensation Committee. Actual LTI grants may vary from the target LTI percentages based on the Compensation Committee’s assessment of the Named Executive’s job responsibilities, individual performance and market conditions.

Performance-Based Restricted Common Stock

Effective August 21, 2006, the Company awarded shares of performance-based restricted common stock (“PBRS”) as set forth in the table below to the Named Executives. The PBRS will vest in full on the second business day after the Company’s financial results for the fiscal year ended June 30, 2009 are released to the public, but only if the Named Executive receiving the grant is employed by the Company at the time of vesting and the Company achieves a specified cumulative EPS target for the fiscal years ended June 30, 2007, June 30, 2008 and June 30, 2009 (the “PBRS Target”). If, however, the Company achieves cumulative EPS during that same three-year fiscal period that is $.30 per share less than the PBRS Target (the “PBRS Threshold”), 50% percent of the PBRS granted to a Named Executive will vest. For cumulative EPS results between the PBRS Threshold and the PBRS Target, the number of shares of PBRS that will vest will be determined based on interpolation.

Named Executive	Position	PBRS Awarded
E. Scott Beattie	Chairman of the Board and Chief Executive Officer	15,800
Paul West	President and Chief Operating Officer	—
Stephen J. Smith	Executive Vice President and Chief Financial Officer	5,600
Ronald Rolleston	Executive Vice President, Global Fragrance Marketing	4,700
Jacobus A.J. Steffens	Executive Vice President, General Manager - International	2,400

Service-Based Restricted Common Stock

Effective August 21, 2006, the Named Executives listed in the following table were granted shares of the Company’s service-based restricted common stock (“SBRS”) that vest over a three year period in equal thirds two business days after the Company’s release of its financial results for its fiscal years ending June 30, 2007, June 30, 2008 and June 30, 2009, as applicable, if the Named Executive is still employed by the Company:

Named Executive	Position	SBRS Awarded
E. Scott Beattie	Chairman of the Board and Chief Executive Officer	15,800
Paul West	President and Chief Operating Officer	—
Stephen J. Smith	Executive Vice President and Chief Financial Officer	5,600
Ronald Rolleston	Executive Vice President, Global Fragrance Marketing	4,700
Jacobus A.J. Steffens	Executive Vice President, General Manager - International	2,400

Stock Options

On August 16, 2006, the Board approved a grant of stock options effective on August 21, 2006 for shares of the Company’s common stock, $.01 par value (the “Common Stock”), to the Named Executives as listed in the table below. The stock options vest over a three year period in equal thirds two business days after the Company’s release of its financial results for its fiscal years ending June 30, 2007, June 30, 2008 and June 30, 2009, as applicable if the Named Executive is still employed by the Company. The exercise price of the stock options is $15.00 per share, which represents the closing price of the Common Stock on the date of grant. The stock options will expire ten years from the date of grant.

Named Executive	Position	Options Awarded
E. Scott Beattie	Chairman of the Board and Chief Executive Officer	67,300
Paul West	President and Chief Operation Officer	—
Stephen J. Smith	Executive Vice President and Chief Financial Officer	24,000
Ronald Rolleston	Executive Vice President, Global Fragrance Marketing	20,000
Jacobus A.J. Steffens	Executive Vice President, General Manager - International	10,000

Benefit Plans and Other Arrangements

In their current positions, the Named Executives, with the exception of Mr. Steffens who is based in Geneva, Switzerland, are eligible to:

•	Participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, qualified 401(k) plans and (other than with respect to the Company’s Chief Executive Officer) the ability to purchase shares of the Company’s common stock at a discount pursuant to the Amended 2002 Employee Stock Purchase Plan (the “ESPP”) (filed as Exhibit 10.4 to the Company’s 10-Q for the quarter ended April 26, 2003).

•	Receive a deferred cash award once a year equal to 3% of the Named Executive’s cash compensation (base salary plus cash bonus earned during the prior twelve-month period), which will become payable, one year from the date of award if the Named Executive is still employed by the Company (the “Deferred Cash Award”). The Deferred Cash Award is an annual ongoing award made available to all United States and Puerto Rico-based participants in the Company’s management bonus program.

•	Receive certain perquisites offered by the Company to executive officers, including an automobile allowance, tax preparation and financial planning services and, excluding Mr. Smith, participate in an executive disability program.

Mr. Steffens is eligible to participate in the Company’s broad-based benefit programs generally available to all salaried employees in Geneva, Switzerland, including health, disability, life and other insurance programs, a lunch allowance program, a pension plan and the ability to purchase shares of the Company’s common stock at a discount under the ESPP. In addition, the Company pays pre-university education expenses for Mr. Steffen’s children as long as he is employed by the Company.

Severance and Change-in-Control Arrangements

In addition to the benefit plans and other arrangements listed above, each of our Named Executives (other than Mr. West) is entitled to benefits under a severance and change-in-control arrangement. Under the arrangement, the Named Executive receives severance benefits, based on his or her position and responsibility, in the event the executive’s employment is terminated without “cause” and is not the result of a resignation or death. Currently, the severance benefit for the Named Executives is as follows: (a) Mr. Beattie, 24 months of base salary; (b) Mr. Smith, 24 months of base salary plus preceding year’s bonus; (c) Mr. Rolleston, 12 months of base salary; and (d) Mr. Steffens, 12 months of base salary and par bonus.

Under the change-in-control arrangement, a severance benefit is paid based on a “base amount” in the event there is an actual or constructive termination of employment (e.g., decrease in pay or job responsibility) following a change in control, except as noted below. “Base amount” is the average base salary plus average cash bonus the executive has received over the most recent five-year period. The monthly base amount is the base amount divided by twelve. Currently, the severance benefit due to a change in control for the Named Executives is as follows: (a) Mr. Beattie, 35.88 months of monthly base amount; (b) Mr. Smith, 24 months of base salary plus preceding year’s bonus; (c) Mr. Rolleston, 18 months of monthly base amount; and (d) Mr. Steffens, 12 months of base salary and par bonus.